Exhibit 99.1

For Immediate Release	Contact: Scott Howat Director of Communications Affinia Group Inc. (734) 827-5421

AFFINIA GROUP INC.
ANNOUNCES 2005 FINANCIAL RESULTS

ANN ARBOR, MICHIGAN, March 21, 2006 – Affinia Group Inc. announced today its financial results for the year ended December 31, 2005. For the year ended December 31, 2005, revenue was $2.1 billion which represents an increase of 2.1 percent over the combined results for the year ended December 31, 2004. This increase was primarily driven by a strong performance in our filtration products group, as well as from foreign exchange gains. The Company experienced a net loss of $30 million for the year ended December 31, 2005, compared with the combined net income of $24 million for the year ended December 31, 2004. This decrease is primarily attributable to non-cash charges of $21 million on the disposition of our Beck Arnley subsidiary and a $25 million restructuring charge in the fourth quarter, which we previously stated would be $33 million. Additionally, interest expense increased by $48 million, due to financing associated with the acquisition on November 30, 2004. These costs were offset by an increase in gross profit of $23 million, excluding restructuring, and a net $21 million decrease in our tax provision.

As of December 31, 2005, Affinia had $82 million of cash. Total debt for the Company as of December 31, 2005 was $612 million, with no amounts outstanding under the Company's receivables securitization program, reflecting a $95 million reduction in debt compared with December 31, 2004. At December 31, 2005, Affinia was in compliance with all financial covenants in its senior credit agreement which include a leverage ratio, cash interest expense ratio and maximum annual capital expenditures test.

Thomas Madden, Affinia's Chief Financial Officer, stated "We are pleased with the results of our 2005 restructuring program initiatives, a considerable improvement in working capital, and the resultant reduction in debt of $95 million achieved in 2005."

Affinia Group Inc. has scheduled a conference call for March 21, 2006 at 11:00 am EST to discuss its financial results for the year ended December 31, 2005. Reference materials pertaining to the conference call will be posted to Affinia's website prior to the call.

To participate in the conference call, please dial (800) 374-0201 within the United States or (706) 643-3711 for international callers, and reference conference ID # 4435504.

A replay of the call will be available following the conference call, beginning approximately one hour after the live broadcast ends. To access the replay, please dial (800) 642-1687 within the United States or (706) 645-9291 for international callers. You will need to reference conference ID # 4435504.

Affinia Group Inc. is a global supplier of top quality automotive components for under hood and under vehicle applications. In North America the Affinia family of brands includes Wix filters, Raybestos and Aimco brake products, and McQuay-Norris and Spicer chassis parts. South American and European brands include Nakata, Urba and Quinton Hazell. Affinia has operations in 17 countries and approximately 12,000 people dedicated to keeping the world's wheels turning. For more information, visit www.affiniagroup.com